Exhibit 5.1

March 26, 2018

Board of Directors
Simmons First National Corporation

501 Main Street

Pine Bluff, AR 71601

Ladies and Gentlemen:

I am Executive Vice President and General Counsel of Simmons First National Corporation, an Arkansas corporation (“the Company”). I am rendering this opinion in connection with the proposed issuance by the Company of $330,000,000 aggregate principal amount of the Company’s 5.00% Fixed-to-Floating Rate Subordinated Notes due 2028 (the “Notes”) pursuant to a prospectus supplement dated March 21, 2018 (the “Prospectus Supplement”) to the prospectus dated March 19, 2018 contained in the Company’s Registration Statement on Form S-3 (File No. 333-223764) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 19, 2018 under the Securities Act of 1933, as amended, and pursuant to the Indenture, dated as of March 26, 2018 (the “Base Indenture”), between the Company and Wilmington Trust, National Association, as trustee, as supplemented by the First Supplemental Indenture, dated as of March 26, 2018 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and the Underwriting Agreement, dated as of March 21, 2018 (the “Underwriting Agreement”), between the Company and Sandler O’Neill & Partners, L.P., individually and as representative of the several underwriters named in Schedule I thereto.

I have examined and am familiar with originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of officers of the Company and of public officials and such other instruments as I have deemed necessary or appropriate as a basis for the opinions expressed below, including the Registration Statement, the Company’s Restated Articles of Incorporation, the Company’s By-Laws, the Indenture, the Notes and the Underwriting Agreement.

For purposes of the opinions expressed below, I have assumed, without independent investigation, that (i) the Indenture and the Underwriting Agreement have been duly authorized, executed and delivered by the parties thereto other than the Company and constitute valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms; and (ii) the certificate representing the Notes will conform as to form to the form of global notes examined by me. I have also assumed, without independent investigation, the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

Simmons First National Corporation

March 26, 2018

On the basis of, and in reliance on, the foregoing and subject to the assumptions, exceptions, qualifications and limitations contained herein, I am of the opinion that:

1.	The Company is a corporation duly organized and validly existing under the laws of the State of Arkansas.

2.	Each of the Indenture and the Underwriting Agreement has been duly and validly authorized, executed and delivered by the Company.

3.	The Company has duly authorized the issuance of the Notes, and the Company has full corporate power and authority to issue the Notes and to perform its obligations under the Notes, the Indenture and the Underwriting Agreement.

I am a member of the bar of the State of Arkansas and express no opinion as to the laws of any other jurisdiction.

I hereby consent that Covington & Burling LLP may rely upon this opinion as if it were addressed to such firm.

The foregoing opinion is rendered as of the date hereof, and I assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to my attention or any changes in the law which may hereafter occur.

I hereby consent to the incorporation by reference of this opinion into the Registration Statement and to the reference to my name under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Simmons First National Corporation

March 26, 2018

Very truly yours,

/s/ Patrick A. Burrow
Patrick A. Burrow
Executive Vice President and
General Counsel